EXHIBIT 14

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 9/19/25 to 10/9/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
9/17/2025	Sell	13,578	10.97
9/18/2025	Sell	65,782	10.96
9/19/2025	Sell	67,484	10.95
9/30/2025	Sell	2,400	10.95
10/1/2025	Sell	44,179	10.97
10/2/2025	Sell	28,552	10.93
10/3/2025	Sell	18,877	10.94
10/7/2025	Sell	11,029	10.91
10/8/2025	Sell	32,510	10.92
10/9/2025	Sell	50,948	10.89